Exhibit 99.1

Contact:

Andrew Graham

Director of Finance

Trimeris, Inc.

919-419-6050

Trimeris Announces 2004 Sales Results with FUZEON Posting Double Digit Fourth Quarter Growth and Annual Worldwide Revenue of $135.2 Million

MORRISVILLE, N.C. -- February 1, 2005 -- Trimeris, Inc. (Nasdaq: TRMS) today announced net sales of FUZEON in the U.S. and Canada for the fourth quarter of 2004 were $24.2 million compared to net sales of $21.1 million in the third quarter of 2004, an increase of approximately 15%. Total kit sales of FUZEON in the U.S. and Canada for the fourth quarter of 2004 were approximately 17,200 kits compared to approximately 14,600 kits in the third quarter of 2004, an increase of approximately 18%. Net sales of FUZEON outside the U.S. and Canada were $15.6 million during the fourth quarter of 2004, compared to $13.1 million during the third quarter of 2004, an increase of 19%. All sales of FUZEON are recorded by Roche, Trimeris' collaborative partner.

For the twelve months ended December 31, 2004 net sales of FUZEON in the U.S. and Canada were $85.7 million compared to net sales of $28.3 million in 2003. Total kit sales of FUZEON for the twelve months ended December 31, 2004 in the U.S. and Canada were approximately 58,900 kits compared to approximately 19,400 kits in 2003. Net sales of FUZEON outside of the US and Canada for the twelve months ended December 31, 2004 were $49.5 million, compared to $8.2 million in 2003. Commercial sales of FUZEON first began in March 2003 in the US and June 2003 in the EU.

"The results achieved in the fourth quarter are very encouraging. Important new information highlighting optimal use of FUZEON as well as the consequences of delayed use was presented at major conferences in the latter half of 2004. This data combined with programs focused on facilitating successful patient experience on FUZEON are gaining traction as indicated by sales and unit growth trends. We are confident that these initiatives are addressing the potential for further expansion of FUZEON use," said Steven D. Skolsky, Chief Executive Officer of Trimeris.

Trimeris will release complete financial results for the fourth quarter and year ended December 31, 2004 later this quarter.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

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